Exhibit 10(b)

STOCK UNIT AGREEMENT

Dated: January 26, 2006

This Letter Agreement (the “Agreement”) will confirm an award to you of stock units (“Stock Units”), as of the date hereof, by Union Pacific Corporation (the “Company”), under the 2004 Stock Incentive Plan of the Company (the “Plan”), a copy of which is included in this database and made a part hereof.

STOCK UNITS

1. GRANT OF UNITS. The Company hereby awards to you the number of Stock Units shown on Exhibit A of this Agreement, each unit evidencing the right to receive, upon the terms and subject to the conditions set forth in this Agreement and the Plan, (i) one share of Common Stock of the Company, $2.50 par value per share (“Common Stock”) and (ii) a payment in cash equal to the amount of dividends that would have been payable on one share of Common Stock (“Dividend Equivalent Payments”).

2. RESTRICTION PERIOD. The restriction period shall be 48 months, commencing on the date hereof and terminating on January 26, 2010 unless sooner terminated under provisions of the Plan (the “Restriction Period”).

3. DIVIDEND EQUIVALENT RIGHTS. During the Restriction Period, unless otherwise determined by Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”), you shall be entitled to receive Dividend Equivalent Payments.

4. RESTRICTIONS. (i) Subject to Section 8(c) of the Plan, you shall not be entitled to delivery of the stock until the expiration of the Restriction Period; (ii) none of the Stock Units may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of; (iii) your right to receive Dividend Equivalent Payments shall terminate without further obligation on the part of the Company at the earlier of your termination of employment with the Company or a Subsidiary (as defined in the Plan), or at the end of the Restriction Period; and (iv) all of the Stock Units shall be forfeited and all of your rights to such Stock Units and the right to receive Common Stock shall terminate without further obligation on the part of the Company unless you remain in the continuous employment of the Company or a Subsidiary, as defined in the Plan, for the entire Restriction Period, except as provided by Section 8(c) of the Plan modified as follows: Section 8(c)(i) of the Plan pertaining to the vesting of Stock Units upon retirement at or after actual age 65 shall not be applicable. However, if you remain continuously employed and retire at or after actual age 60 under the provisions of the Company’s or a

Subsidiary’s pension plan, on the date or dates identified below, the Stock Units shown on Exhibit A of this Agreement shall vest according to the following schedule: One-fourth of the total number of Stock Units shown on Exhibit A of this Agreement shall vest on January 26, 2007; one-fourth of the total number of Stock Units shown on Exhibit A of this Agreement shall vest on January 26, 2008; one-fourth of the total number of Stock Units shown on Exhibit A of this Agreement shall vest on January 26, 2009; and one-fourth of the Stock Units shown on Exhibit A of this Agreement shall vest on January 26, 2010.

5. PAYMENT OF STOCK UNITS. At the end of the Restriction Period or at such earlier time as provided for in Section 8(c) of the Plan (as modified by Section 4 hereof), and subject to Section 6 hereof, shares of Common Stock equal to the number of Stock Units shall be delivered to you (through your account at the Company’s third party stock plan administrator, if applicable) or your beneficiary or estate, as the case may be, free of all restrictions. Any payment of Common Stock shall occur on or before the 15th day of the third month of the calendar year following the calendar year in which you become entitled to such payment, except as provided in Section 6 hereof.

6. DEFERRAL. You may be provided with an opportunity to elect to defer receipt under a deferred compensation program established by the Committee that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) of any payment of Common Stock under Section 5 hereof. Regardless of whether you elect to defer receipt of payment of any such Common Stock, if the Company reasonably anticipates that its deduction with respect to such payment would be limited or eliminated by Section 162(m) of the Code, receipt of any payment of such Common Stock shall be deferred until after you have separated from service as determined in accordance with Section 409A of the Code.

7. WITHHOLDING. Upon payment of the Stock Units, you must arrange for the payment to the Company (through the Company’s third party stock plan administrator, if applicable) of all applicable withholding taxes resulting therefrom promptly after notification of the amount thereof. You may elect to have shares withheld to pay withholding taxes if a proper election to pay withholding taxes in this manner is made.

8. SUBJECT TO PLAN. The award confirmed by this Agreement is subject to the terms and conditions of the Plan, as the same may be amended from time to time in accordance with Section 19 thereof.

PROTECTION OF CONFIDENTIALITY

9. CONFIDENTIAL INFORMATION; TRADE SECRETS. By electronically signing Exhibit A to this Agreement, you acknowledge that the Company regards certain information relating to its business and operations as confidential. This includes all information that the Company could reasonably be expected to keep confidential and whose disclosure to third parties would likely be disparaging or detrimental to the Company (“Confidential Information”). Your electronic signature also acknowledges that the Company has certain information that derives economic value from not being known to the general public or to others who could obtain economic value from its disclosure or use, which the Company takes reasonable efforts to protect the secrecy of (“Trade Secrets”).

10. TYPES OF CONFIDENTIAL INFORMATION OR TRADE SECRETS. By electronically signing Exhibit A, you acknowledge that you developed or have had or will have access to one or more of the following types of Confidential Information or Trade Secrets: information about rates or costs; customer or supplier agreements and negotiations; business opportunities; scheduling and delivery methods; business and marketing plans; financial information or plans; communications within the attorney-client privilege or other privileges; operating procedures and methods; construction methods and plans; proprietary computer systems design, programming or software; strategic plans; succession plans; proprietary company training programs; employee performance, compensation or benefits; negotiations or strategies relating to collective bargaining agreements and/or labor disputes; and internal or external claims or complaints regarding personal injuries, employment laws or policies, environmental protection, or hazardous materials. By electronically signing Exhibit A, you agree that any disclosures by you to any third party of such Confidential Information or Trade Secrets would constitute gross misconduct within the meaning of the Plan.

11. PRIOR CONSENT REQUIRED. By electronically signing Exhibit A, you agree that you will not, unless you receive prior consent from the Company’s Senior Vice President, Human Resources & Secretary or such other person designated by the Company (hereinafter collectively referred to as the “Sr. VP-HR & S”), or unless ordered by a court or government agency, (i) disclose to any subsequent employer or unauthorized person any Confidential Information or Trade Secrets, or (ii) retain or take with you when you leave the Company any property of the Company or any documents (including any electronic or computer records) relating to any Confidential Information or Trade Secrets.

12. PRIOR NOTICE OF EMPLOYMENT, ETC. By electronically signing Exhibit A, you acknowledge that if you become an employee, contractor, or consultant for any other railroad, this would create a substantial risk that you would, intentionally or unintentionally, disclose or rely upon the Company’s Confidential Information or Trade Secrets for the benefit of the other railroad to the detriment of the Company. You further acknowledge that such disclosures would be particularly damaging if made shortly after you leave the Company. Therefore, by electronically signing Exhibit A, you agree that for a period of one-year after you leave the Company, before accepting any employment or affiliation with another railroad you will give written notice to the Sr. VP-HR & S of your intention to accept such employment or affiliation. You also agree to confer in good faith with the Sr. VP-HR & S concerning whether your proposed employment or affiliation could reasonably be expected to be performed without improper disclosure of Confidential Information or Trade Secrets. If the Sr. VP-HR & S and you are unable to reach agreement on this issue, you agree to submit this issue to arbitration, to be conducted under the rules of the American Arbitration Association, for final resolution. You also agree that you will not begin to work for another railroad until the Sr. VP-HR & S or an arbitrator has determined that such employment could reasonably be expected to be performed without improper disclosure of the Company’s Confidential Information or Trade Secrets.

13. FAILURE TO COMPLY. By electronically signing Exhibit A, you agree that, if you fail to comply with any of the promises that you made in Section 11 or 12 above, you will return to the Company any shares of Common Stock (or the market value of any shares of Common Stock received) which you received at any time from 180 days prior to the earlier of (i) the date when you leave the Company or (ii) the date you fail to comply with any such promise you made in Section 11 or 12 to 180 days after the date when the Company learns that you have not complied with any such promise. You agree that you will return such shares of Common Stock to the Company on such terms and conditions as may be required by the Company. You further agree that the Company will be entitled to set off the market value of any such shares of Common Stock against any amount that might be owed to you by the Company.

NO DIRECT COMPETITION

14. SOLICITATION OF CUSTOMERS; NO EMPLOYMENT WITH WESTERN ROADS. By electronically signing Exhibit A, you agree that for a period of one year following your departure from the Company, you will not (directly or in association with others) call on or solicit the business of any of the Company’s customers with whom you actually did business or otherwise had personal contact while you were employed by the Company, for the purpose of providing the customers with goods and/or services similar in nature to those provided by the Company in the states in which the Company now operates. You further agree that for the same time period, you will not become an employee, contractor or consultant for any of the following companies, which compete directly with the Company: Burlington Northern Santa Fe Corporation; Kansas City Southern Industries, Inc.; Dakota, Minnesota & Eastern Railway Company; Illinois Central Corporation; and Texas Mexican Railway Company (including their respective affiliates and subsidiaries or any company which acquires or is acquired by any such company) (the “Western Roads”). This Section 14 is not intended to prevent you from working for any employer other than a Western Road. This Section does not apply to employees who work in California at the time when this Agreement is electronically signed or when their employment with the Company ends.

15. ACKNOWLEDGMENT; INJUNCTIVE RELIEF. By electronically signing Exhibit A, you acknowledge that Section 14 will not prevent you from being gainfully employed after you leave the Company, because you will remain free to work in any occupation, profession, trade, or business so long as you comply with your promises in Section 14. You also agree that because money damages would not be adequate to compensate the Company if you violate any of your promises in Section 14, the Company would be entitled to an injunction from a Court to enforce those promises.

16. VIOLATION OF PROMISES. By electronically signing Exhibit A, you agree that if you violate any of your promises in Section 14, then you will return to the Company any shares of Common Stock (or the fair market value thereof) granted to you by this Agreement which you received at any time from 180 days prior to the date when you leave the Company to 180 days after the date when the Company learns that you have not complied with the promises you made in Section 14. You agree that you will return such shares of Common Stock (or the fair market value thereof) to the Company on such terms and conditions as may be required by the Company. You further agree that the Company will be entitled to set off the market value of any such shares of Common Stock against any amount that might be owed to you by the Company.

GENERAL

17. SEVERABILITY. If any provision of this Agreement is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of the Agreement shall remain in force and effect.

18. CHOICE OF LAW. All questions pertaining to the construction, regulation, validity, and effect of this Agreement shall be determined in accordance with the laws of the State of Utah, without regard to the conflict of laws doctrine.

19. EMPLOYMENT AT WILL. In accordance with Section 21(a) of the Plan, this Agreement shall not be construed to confer upon any person any right to be continued in the employ of the Company or a Subsidiary.

To confirm acceptance of the foregoing, kindly click on Button 2 “Retention Unit Award (Exhibit A)” and select “I accept the above award and the related Agreement”.

Sincerely, UNION PACIFIC CORPORATION

By:	/s/ Richard K. Davidson	By:	/s/ James R. Young
Richard K. Davidson		James R. Young
Chairman		President and Chief Executive Officer

Retention Unit Award (Exhibit A)

January 26, 2006

Please verify the following information:

First name:

Middle initial/name:

Last name:

ID:

Company:

If any of the above information is not correct, please check the box below:

☐	Incorrect Personal Information

Type of grant:                     Retention Units

Number of retention units granted:

Restriction period:

Restriction commencement date:

Restriction termination date:

By executing this Exhibit A, I acknowledge that I am bound by all of the terms of the Union Pacific Corporation 2004 Stock Incentive Plan and the Agreement delivered herewith, each of which is incorporated by reference in this Exhibit A.

Please make a choice below:

☐	I accept the above award and the related Agreement

☐	I do not accept this award and/or the related Agreement

After making a choice please click the SEND button above.

For general tax purposes, Stock Units are valued at the time of vesting. When preparing tax calculations at the time of vesting, the Fair Market Value (FMV), the average of the high and low trading prices of the stock on the day after the restrictions lapse as reported in The Wall Street Journal listing of composite transactions for New York Stock Exchange issues, is used.